UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 6, 2009

MMC ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51968	98-0493819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Broadway, Suite 960 New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 977-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 6, 2009, MMC Energy, Inc.’s (“MMC”) subsidiary MMC Mid-Sun, LLC (“Mid-Sun”) signed a definitive agreement (the “Agreement”) to sell Mid-Sun’s General Electric LM2500® turbine and certain related power generating equipment for $4.0 million to an affiliate of Pro Energy Services, Inc. (“Pro Energy”). Pro Energy provides operations & maintenance services for each of MMC’s wholly-owned subsidiaries’ power plants.

The transaction is targeted to close on April 1, 2009, at which point MMC expects to cease operations at the Mid-Sun facility.  Mid-Sun will continue to own residual ancillary equipment at the site.  Mid-Sun remains subject to a long term land lease through 2016, which it expects to terminate through a negotiated buy-out of the lease.  Mid-Sun also is contracted to supply resource adequacy capacity requirements through 2011, which it expects to satisfy by procuring replacement capacity from another facility. Subject to the final outcome of such contract negotiations and miscellaneous deal costs, MMC expects to receive net proceeds of $2.5 to $3.0 million after winding up the Mid-Sun operation. There can be no assurance, however, that the cost of terminating such agreements will not be higher, including as a result of any penalties assessed, which MMC believes to be unlikely.

For additional information concerning the Agreement and other matters discussed above, refer to the press release attached to this report as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

99.1	Press Release issued by MMC Energy, Inc. dated February 12, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 12, 2009	MMC ENERGY, INC.

	By:	/s/ Denis Gagnon
Name: Denis Gagnon
Title: Chief Financial Officer